Exhibit 23.2

31 March 2003

HSBC Holdings plc
8n Canada Square
Canary Wharf
London
E14 5HQ


Dear Sirs

Post-Effective Amendment No. 1 on Form S-8 to Registration Statement on Form F-4 (the "Post-Effective Amendment")

We refer to our opinion dated 25 February 2003 which was furnished in connection with Amendment No.4 to the Registration Statement on Form F-4 filed by HSBC Holdings plc with the Securities and Exchange Commission (the "SEC) under the United States Securities Act of 1933, as amended (the "Act").

We hereby consent to the filing of that opinion as an exhibit to the Post-Effective Amendment. In giving such consent we do not thereby admit that we are experts with respect to any part of the Post-Effective Amendment, including this exhibit, within the meaning of the term "expert" as used within the Act, or the Rules and Regulations of the SEC thereunder.

Yours faithfully


Norton Rose